EXHIBIT 99.1

Edge Petroleum Corporation Updates Operations and Future Plans

HOUSTON, Oct. 8, 2007 (PRIME NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) reported today that it has logged a total of 18 wells in the third quarter, with another four wells currently drilling. Twelve of the 18 have been completed as producers and five wells are currently being completed. One well was a dry hole. An additional two wells were temporarily abandoned while future operations are being assessed. The drilling program this quarter has been focused primarily in south Texas at Edge's Flores/Bloomberg and Chapman Ranch fields, as well as in southeast New Mexico.

In the Edge operated Flores/Bloomberg field, a total of seven wells have been logged during the quarter. Four of those wells have been placed on production, three are currently being completed and three rigs are currently drilling in this large, complexly faulted field. As a result of our new drilling, a continuing re-completion program, coupled with the added compression, we have increased our operated net production in the field from 12 to slightly over 15 mmcfe per day. In addition, we are continuing to identify additional drilling and re-completion opportunities in the field and expect to maintain an active drilling program through 2008.

We initiated new drilling in the Edge operated Chapman Ranch field during the third quarter after shooting, merging and interpreting over 110 square miles of 3-D Seismic data. The ongoing interpretation effort in the field and surrounding areas has resulted in the identification of numerous exploitation and deeper exploration opportunities in the field and on adjacent acreage which we have under lease and/or option. Currently, Edge has two rigs running in the field where new wells take approximately 60 to 70 days to drill and complete. One well has been drilled and placed on production during the third quarter, increasing our operated net production from 5 to 8 mmcfe per day. Additionally, one well has just been logged and another is currently drilling. Edge expects to be drilling continuously in this complex area well into 2008 and 2009.

In southeast New Mexico, four wells were drilled and logged during the third quarter, two operated by Edge and two operated by others. All four of these wells have been successfully placed on production, adding approximately 0.5 net mmcfe per day of production.

In southeast Texas, the Barrett #2 (Edge operated, 49% W.I.) in the South Hardin field reached total depth in the quarter but, unfortunately, it was a dry hole. This proved undeveloped location which had a strong AVO seismic anomaly, found a full Wilcox sand section, as expected. However, the Wilcox sand was found to be wet in spite of the fact that this well was located between two currently producing wells in the same section and was high to one and low to the other. The well had a risked production forecast for the last five months of 2007 of approximately 0.4 bcfe. We are continuing our technical evaluation efforts of a number of seismic leads and expect to begin further drilling in the southeast Texas area during 2008.

In Arkansas, Edge drilled a total of four wells in its Fayetteville/Moorefield shale play during the third quarter and a total of eight operated wells since late 2006. Two of those wells have been temporarily suspended pending the evaluation of drilling problems. Five successfully tested gas and were completed with initial average production rates in excess of 1 mmcfe per day. Four of those five wells were completed in the lower Moorefield shale, which lies just beneath the Fayetteville shale. Despite testing at very favorable initial rates, it now appears that after fracture stimulation, communication was established with an underlying water-bearing formation and these wells are currently off production. Edge has confirmed the existence of significant quantities of gas in place through its initial drilling efforts. However, future drilling plans have been temporarily suspended pending a review of the appropriate drilling and completion procedures required to minimize the water production and cost of disposing of the water. The sixth well, which was unsuccessful, is currently being permitted as a saltwater disposal well.

Commenting on the quarterly drilling results, and the current and expected industry environment, John W. Elias, Edge's Chairman, President and CEO, reported, "We are pleased with our results and the potential that we see in the Flores/Bloomberg and Chapman Ranch fields, where we have identified additional exploratory potential from our ongoing technical analysis. We continue to be enthusiastic about the potential we see in the Encinitas field, also in south Texas, and are working diligently with our partners to commence drilling operations by year-end or early 2008. Despite these areas of good results, we have not been able to increase our production to the levels originally forecast. Numerous factors have influenced this shortfall, including the temporary loss of production from the Fayetteville/Moorefield shale, weather related shut-in of the O'Neil field in San Patricio County, Texas, where the field is still inaccessible due to flooding, and was shut-in for much of the third quarter and the South Hardin dry hole in southeast Texas. Collectively, these items resulted in the loss of about 0.5 bcfe of forecasted production for the third quarter.

"Compounding the loss of this expected production, natural gas prices since the first quarter of 2006 have taken a divergent path from crude oil. Recent spot prices for natural gas in south Texas have been as low as $5.50, as compared to crude oil in the low $80's. Given Edge's predominate weighting towards natural gas in its reserves and production, this gas price decline has reduced the expected cash flow as compared to Edge's original budget and plan. The recent growth in U.S. gas production, increased imports of LNG, and a warm 2006/2007 winter and slowing economic growth have all pushed gas storage to record levels and reduced gas prices. We believe that the risk that this oversupply of natural gas could persist has increased, with the duration of potential price weakness heavily dependent upon weather in the upcoming heating season. Therefore, we believe it is in the best long-term interest of our shareholders to defer some of our planned natural gas drilling activity and live within our cash flow until we see a better balance of supply, demand and costs."

In south Texas, Edge announced that it has elected to terminate a previously announced exploration joint venture with the private company that was a party to Edge's large, January 2007 acquisition. In exchange for terminating the exploration venture, Edge will return all 3-D seismic data covering the area of mutual interest in Duval and McMullen counties, and recover its payments made to the private company, totaling approximately $5.5 million. This termination has eliminated the three to four wells Edge had planned to drill this year and the capital expenditures associated with those wells.

Also, Edge reported that it has identified a group of properties to be placed in a planned divestment package. These properties, primarily in Texas, represent less than 10% of Edge's proved reserve base. Proceeds from this planned divestment, if successfully completed, would be used to reduce debt.

Commenting on the decision to cancel this previously reported exploration venture and the property disposition, Elias further noted, "Upon review of the new and reprocessed 3-D seismic data covering this area, we did not see the large, exploration prospects that drove our initial interests in the area. That knowledge, coupled with a divergent strategy between ourselves and the operator of the venture, caused us to seek an exit from the transaction which was agreed to by the operator. The properties we have identified for potential divestiture do not materially contribute to our financial and operating results, generally have higher operating costs than our properties and consume an inordinate amount of our time and energy. We believe the funds derived from this disposition will add additional financial flexibility to help us execute and achieve our objectives and goals."

As a result of the factors discussed above, Edge now expects to spend approximately $125 to $130 million in its non-acquisition capital program for 2007. This drop in spending comes largely from the deferral of drilling in Mississippi and Arkansas into next year and the termination of the south Texas exploration venture. As a result, we are revising our production forecast for the third quarter of 2007 to 6.1 to 6.3 bcfe, and 24.7 to 25.3 bcfe for the full year. We are beginning our 2008 budgeting and planning process, and will address revisions to our 2008 guidance later in the fourth quarter. Edge will discuss these matters in more detail during its third quarter conference call currently scheduled for November 8, 2007 at 1:30 p.m. Central Time.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins in the United States. Edge stock is listed on the NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP."

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Statements regarding production volumes, drilling activity, all guidance and forecasts for the third quarter and full year 2007, increased production, drilling rig availability, future growth, production rates, and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals.

CONTACT:  Edge Petroleum Corporation
          Michael G. Long, Chief Financial Officer
          (713) 654-8960